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                                                                    Exhibit 10.3
                         EXCLUSIVE SUB-LICENSE AGREEMENT


         This Exclusive Sub-License Agreement ("Agreement") is made, as of July 29, 2003, by and among Applied DNA Sciences, Inc., a Nevada corporation, having its principal offices at 9255 Sunset Boulevard, Suite 805, Los Angles, California 90069 (hereinafter referred to as "APDNA" or the "Company"); Biowell Technology Inc., a company duly incorporated and organized under the laws of Taiwan, Republic of China, ("ROC), having its principal office at 18F, No. 959, Chung-Cheng Rd., Chung-Ho City, Taipei County, Taiwan, 235 ROC, (hereinafter referred to as "Biowell"); and G.A. Corporate Finance, Ltd., a British corporation, having its principal offices at 26 Eccleston Square, London, England, United Kingdom SW1 V1NS (hereinafter referred to as "UK Licensee""), all which may be referred to as a "Party" or collectively as the "Parties."

                                    RECITALS:

1. APDNA is in the business, inter alia, of providing DNA-embedded security solutions for the prevention of fraud, forgery and counterfeiting of products and intellectual property by utilizing a patented line of biotechnology products.

2 UK Licensee is in the business, inter alia, of developing existing sales and distribution networks and establishing new networks, with specific focus on businesses in market segments in the United Kingdom, which segments shall be explored and further defined by the parties as the development process progresses.

3. Biowell is a biotechnology company; having developed products such as DNA based anti-counterfeiting technologies, and owns the rights to patents and patent applications covering several aspects of the technologies.

4. APDNA holds an exclusive license from Biowell Technologies, Inc.("Biowell") to sell and distribute its technologies in various international territories pursuant to that certain Technology Exclusive Licensing Agreement, dated October 8, 2002, between APDNA and Biowell (the "Licensing Agreement").

5. APDNA desires to expand the geographical reach of its business activities and the distribution of its products to include the United Kingdom (hereinafter referred to as the "UK" or the "Region").

6. UK Licensee desires to provide APDNA sales and distribution channels for intensive marketing of APDNA's products through UK Licensee's current and future sales networks to business customers in the Region.


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7. APDNA and UK  Licensee  desire to enter into this  Agreement  in order to set forth their respective rights and obligations with respect to the distribution and marketing of APDNA's products in the Region.


DEFINITIONS

         Unless the context requires otherwise, whenever used in this Agreement, the following terms and expressions shall have the following meanings:

         "Accepted New Product" shall mean a new product that has successfully achieved its Minimum Guarantee by the conclusion of the required New Product Initial Exclusive Term, after which, a New Product License shall be granted and will subject to the terms and conditions of this Agreement.

         "Agreement" shall mean this agreement including its Exhibits, as it may be amended from time to time only by written agreement of all parties.

         "APDNA Products" means Products manufactured by APDNA or Biowell.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the city of Taipei and New York are authorized by law to close.

         "Business Methods" refers to business methods developed, licensed to, and/or owned by Biowell relating to the Technology and Products.

         "Collaborative Technologies" means any technology or product developed by APDNA and/or Biowell and UK Licensee or as a result of the collaborative efforts of APDNA and/or Biowell and UK Licensee.

         "Company" shall mean APDNA

         "Confidential Information" includes all information, whether written or oral, in whatever form disclosed, concerning any technologies, products, developments, business methods, business plans, marketing, investment, management, financial and other business affairs in connection with all matters relating to or arising out of this Agreement, including without limitation the Technology, the Business Methods and Know How.

         "Customers" means any natural or legal person(s) or entities primarily solicited by UK Licensee under this Agreement in the Territory.

         "Delivery Date" shall mean the date specified by UK Licensee pursuant to a Purchase Order on which a Product or Product Material is required to be delivered by APDNA to UK Licensee.



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

         "Float"  means  to  list  a  subject  company  on  an   internationally
recognized stock exchange or listing service.

          "Gross Revenues" shall mean any revenue generated by UK Licensee directly or indirectly with respect to any Product of APDNA and/or Biowell, whether from products sales, sub-licensing, etc.

         "Intellectual Property Rights" shall mean:

         (a) patents, designs, utility models, schemes, drawings, design rights, copyrights, database rights, topography rights, trade or service marks or names (whether or not registered) or any similar rights in brands;

         (b) applications for any of the foregoing and the right to apply therefore in any jurisdiction;

         (c) Know-How, trade secrets, proprietary and other Confidential Information;

         (d)      domain name registrations; and

         (e) all or any similar or equivalent rights arising or subsisting in any jurisdiction.

         "Know-How" means all technical, operational and commercial Confidential Information (including but not limited to Confidential Information relating to product development, business plans, business models, marketing, and other business affairs of the disclosing party) required for the exploitation of Technology or related to the Products, and including such Confidential Information as may relate to any Intellectual Property therein.

         "Licensed   Products,"   means  Products  as  described  in  Exhibit  3
manufactured by UK Licensee incorporating Product Materials.

         "Maintain its Markets" means when UK Licensee achieves revenues equal to or greater than the Minimum Guarantees outlined in the Agreement during a specified time period.

         "Minimum Guarantee" shall mean the minimum quantity of business volume to be generated by UK Licensee on behalf of APDNA as further described in
Section 1.3 and the attached Exhibit 2.

         "Net Profits" means Gross Revenue minus cost of goods.

         "New Product" means any new Product introduced pursuant to Section 1.3.

         "New Product Initial Exclusive Term" shall have the meaning set forth in Section 1.3 .

         "New Product License" shall have the meaning set forth in Section 1.3.



                                       3
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         "Product"  means  either  Licensed  Product  or APDNA  Product,  as the context requires, as specified in Exhibit 3 attached hereto. Products in Exhibit 3 are also referred to as the "Initial Product Line."

          "Product Materials" means any and all raw materials required to manufacture the Licensed Products for resale in the Territory.

         "Purchase Order" shall mean an order for APDNA Products that UK Licensee submits and APDNA accepts. All Purchase Orders will be gathered and controlled by the terms of this Agreement unless otherwise agreed to in writing by UK Licensee and APDNA.

          "Technology" means all technology underlying the Licensed Products.

         "Territory" means the territories specified in Exhibit 1.

         "Unlicensed Territory" means any territory not included in Exhibit 1 of this Agreement.

1.       Grant of Exclusive Right

1.1 Subject to the terms and conditions of this Agreement and for so long as UK Licensee is in compliance with all of its obligations hereunder and APDNA has a valid license from Biowell, APDNA hereby grants an exclusive right (solely as stated in clauses (a) and (b) hereof) for UK Licensee to: (a) manufacture the Products using only Product Materials purchased from APDNA or its authorized designees for resale in the Territory; and (b) resell the Products, either purchased from APDNA directly or manufactured by UK Licensee using Product Materials purchased from APDNA, in the Territory (collectively, "Exclusive License"). UK Licensee shall purchase Product Materials only from APDNA or its authorized designees. The parties understand that the exclusivity of the manufacturing arrangement requires that UK Licensee give an undivided priority of the highest loyalty to the Products in all business endeavours. Notwithstanding anything to the contrary stated herein, no express or implied licenses of any type for the Technology, except as expressly stated in (a) and (b) above, shall be granted to UK Licensee. APDNA represents that it has a valid license with Biowell and is in the process of exercising a Note for the five year license fee in the License Agreement and will forward such note to UK Licensee upon its completion.

1.2 Notwithstanding anything to the contrary stated herein, APDNA reserves the right to enter into a world wide agreement to sell or license its products and services to an international customer. In the event of such an international sale, the UK Licensee shall be entitled to a fee of 20% of Net Profits generated from such sale, when received by APDNA, if the corporate headquarters of that international customer is solely based in the Territory. If UK Licensee is the direct source of such customer agreement, fees will be shared as outlined in section 3 under "Revenue Sharing." UK Licensee may also purchase finished Products from APDNA for resale in the Territory under the procedures otherwise set forth in this Agreement.



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1.3      Upon the terms specified in this section,  APDNA shall  sub-license any new improvements, modifications or alterations related to the Products in this Agreement to UK Licensee (each, a "New Improvement License"). Subject to the terms of this Agreement, APDNA shall also grant an exclusive license to market every new anti-fraud product developed by Biowell (to the extent it may contractually do so) and APDNA while this Agreement remains in effect ("New Product License", which term shall also include New Improvement Licenses as the context so requires). Such New Product License shall remain exclusive for eighteen months after the date UK Licensee's New Product License Application has been accepted (New Product Initial Exclusive Term"), upon which acceptance, Licensee can sell such New Product in the Territory. In order to maintain the exclusivity of such New Product License in UK Licensee's Territory for the eighteen month period, UK Licensee must provide APDNA with generated Gross Revenues for every such New Product amounting to US$100,000.00 ("Minimum Guarantee for New Products") during the first eighteen months. Licensee is required to increase its sales by 20% annually for the second full year after the initial eighteen month period, and an additional 20% for each of the third, fourth and fifth years after the eighteen month period, in order to keep its exclusive license for any New Products. (See Exhibit 4). After the end of the fifth year, these New Products will become subject to all other terms and conditions of the Agreement.

1.4 APDNA shall provide reasonable telephonic and electronic mail ("e-mail") customer support to UK Licensee (only to UK Licensee and not to UK Licensees agents, vendors or customers) on an as needed basis, during APDNA's regular business hours. APDNA shall appoint a liaison to communicate with UK Licensee, and UK Licensee shall funnel its inquiries through such appointed liaison so as to minimize any disruption to the staff of APDNA. UK Licensee agrees to provide APDNA with timely written notification containing specific details of problems to enable APDNA to diagnose and remedy any matters brought to its attention regarding such problems. This provision is not a full warrantee of the Products and is merely a reasonable efforts requirement upon APDNA.

1.5 UK Licensee may wish to build lab(s) in its Territory, at its own cost, for the purpose of analyzing, testing and/or manufacturing Licensed Products, and APDNA agrees at its own discretion and at UK Licensee's cost, to assist UK Licensee by providing UK Licensee with reasonable professional guidance, technical support and training; the terms and conditions of which guidance, support and training will be subject to an additional written agreement between. A minimum fee to APDNA of $250,000 shall be paid by UK Licensee for providing the support necessary to construct a laboratory



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

2.       Term

2.1 Unless otherwise terminated in accordance with the terms of this Agreement, this Agreement shall be effective as of the date of execution of this Agreement, and shall remain in effect for 5 (five) calendar years following the execution of this Agreement ("Initial Term"). In the event that UK Licensee complies with all of the Minimum Guarantee targets described in Exhibit 2 and is not otherwise in default under the terms of this Agreement, this Agreement shall be automatically renewed for five calendar years following the Initial Term ("Second Term"). If during the Second Term, UK Licensee fails to comply with the Minimum Guarantee target set forth in Exhibit 2 in any calendar year during such Second Term, then UK Licensee shall forfeit its exclusive license granted in Section 1 for the Products that failed to comply with the Minimum Guarantee. If all Products fail to meet the Minimum Guarantee, APDNA reserves the right to terminate this Agreement with immediate effect by giving written notice to UK Licensee. APDNA, at its sole discretion, can determine whether or not UK Licensee may then continue selling Products on a non-exclusive basis it its territory. APDNA may elect to retain UK Licensee on this basis until APDNA re-sells (sublicenses) the UK Territory.

2.2 In the event of circumvention, of this Agreement by either party, directly or indirectly; the circumvented party shall be entitled to a legal and monetary penalty equal to the maximum benefit it would have realized from such a transaction had the circumventing party not circumvented the relationship set forth in this Agreement plus any and all expenses including but not limited to all costs and expenses incurred to recover the lost revenue.

2.3 To the extent an affiliate of APDNA or another third party known to APDNA introduces any clients to UK Licensee (either leads already identified by APDNA or to be identified in the future); such party shall receive a minimum referral fee equal to 10% of the Net Profits received by UK Licensee from such clients.

3.      Price and Payment

3.1 In connection with the appointment of UK Licensee as APDNA's licensee hereunder, UK Licensee shall within 45 days from the effective date of this Agreement pay APDNA a one-time nonrefundable discounted franchise fee of Three Million U.S. Dollars (US$3,000,000) ("Fee"). The Fee, represents the full, final and complete consideration payable by UK Licensee to APDNA in consideration for the distribution rights granted hereunder. The Fee shall be payable by UK Licensee to APDNA by wire transfer pursuant to instructions to be provided by APDNA as follows:
         $25,000 shall be due and payable upon execution of this Agreement, and APDNA will hold a promissory note ("Note") for $2,975,000, which shall bear interest at a rate of 5% per



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         annum and shall be payable  over a five year  period  with  payments of unpaid  principal and accrued  interest  thereon at a rate of 15% of UK
         Licensee's Net Profits, as received by UK Licensee. The form of interest bearing Note is attached hereto as Exhibit 8. Any amounts not paid during the term shall be immediately due and payable at the end of the initial five year term; provided, however, that as long as UK Licensee continues meeting its Minimum Guarantee requirements at the end of the five (5) year period and makes payments on the Note, the five (5) year term shall be extended for another five (5) years.

 3.2     Interest.

         (i) APDNA intends to form a New  International  Subsidiary  sometime in
         2003. APDNA desires to Float this company on a recognized Stock Exchange but does not guarantee this event will take place ("New Public Company"). If this event does take place, the UK Licensee shall be required to and agrees to comply in exchanging the shares of the UK Licensee's entity for new shares in the New Public Company. The number of shares that the UK Licensee's entity (to be formed by UK Licensee) shall receive in the New Public Company will be based upon a proportional share of his/her/its investment, in licensing the UK market, to the overall total investment amounts of the other Entities that will be involved in the New Public Company. The valuation of such investment and any other valuations either specifically required in this Agreement or practically required by the nature of the transactions set forth herein shall be approved by or made by APDNA in its sole discretion. When the UK Licensee exchanges his shares for shares in the New Public Company, they will be exchanged as follows:
         70% of the UK  Licensee's  entity  exchanges  shares in the New  Public
         Company will go to the UK Licensee's entity, and 30% of the UK Licensee's entity exchanged shares in the New Public Company will go to APDNA.

         (ii) This issuance of the shares by the APDNA New Subsidiary shall be executed in full accordance with any rules or laws imposed by any applicable regulatory body and those existing under the U.S. Securities Laws. Furthermore, the APDNA New Public Company shares issued will be duly authorized, validly issued and outstanding, fully paid and non-assessable and will not be subject to any liens or encumbrances. At such time as this event takes place the revenues from the UK Licensee's entity will flow as follows: 5% of the Net Profits generated by the UK Licensee in its territory will remain with the original UK Licensee
         (s), 20% will flow to APDNA and 75% will flow to the New Public Entity.

         (iii) UK Licensee shall receive 80% of the Net Profits that he generates prior to the International Subsidiary going public. 20% of the Net Profits generated by the UK



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         Company  (formed by UK Licensee)  prior to the Subsidiary  going public will go to APDNA, the US Company. These payments will be made quarterly based upon Net Profit.

         (iv) If UK Licensee sells products, services or rights, or otherwise generates revenue, in a territory outside of the Region, and if that outside territory has not yet been licensed by APDNA, UK Licensee shall receive 40% of the Net Profits from the initial sale, and APDNA shall receive 60% until such territory is sold by APDNA. UK Licensee. If the outside territory/franchise has been sold or licensed by APDNA, UK Licensee shall receive a referral fee of 10% of the Net Profits in year one and two. Any years following the UK Licensee will receive a 5% override for the next three years, and 2% thereafter. UK Licensee shall not sell products outside of its territory without prior written consent of APDNA.


3.3 The prices charged by APDNA for Products and Product Materials shall be those set forth as Exhibit 5. All prices are FOB Taiwan or the United States and payment to APDNA from UK Licensee shall be due thirty calendar  days after  delivery  of the  relevant  Products  and Product
         Material to the carrier for shipment to UK Licensee. Prices are exclusive of costs of transportation, insurance, taxes, customs, duties, landing, storage and handling fees, and/or documents or certificates required for exportation or importation, which will be separately itemized and billed to UK Licensee in accordance with this
         Section 3.3. All Parties agree to negotiate a fee for APDNA Product and Product Materials that will make the UK Licensee commercially competitive in the Territory with any other potential competition that may arise over the period. This competitive rate should not be increased more than the previous calendar years published inflation rate in the United States or 10 percent, whichever is higher, without the consent of the UK Licensee.


3.4 No amounts payable to APDNA pursuant to the Agreement may be reduced due to counterclaim, set-off, adjustment or other right that UK Licensee may have against APDNA unless the UK Licensee has received defective product at which time APDNA will be obligated to rectify this situation in accordance with the relevant terms of this Agreement. Any payment not made within the due date specified in each relevant Purchase Order shall bear interest at a rate equal to the rate specified in the relevant Purchase Order affected by the late payment.

3.4 APDNA reserves the right to request from the UK Licensee a cash deposit or irrevocable letter of credit in a form to be approved by APDNA and issued by a bank



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

         acceptable to it in an amount not exceeding the total credit extended by APDNA for each Purchase Order, provided that APDNA reserves the right to obtain an increase in the amount of the letter of credit in its sole discretion (the "Letter of Credit"). UK Licensee agrees to continuously renew or replace the Letter of Credit, as necessary, to keep it in effect during the term of APDNA's extension of credit to UK Licensee under any Purchase Order and shall within ten (10) Business Days of any draw down on the Letter of Credit by APDNA, replenish any amounts drawn down so that the amount of the Letter of Credit never falls below the amount set forth in this Section, as the same may be increased pursuant to this Section. Nothing contained herein shall limit or be interpreted to limit APDNA's right to remedies against UK Licensee for breaches by UK Licensee of its obligations hereunder.


4.       Board of Advisor and Consultant

4.1 An authorized member or nominee of APDNA will have the right to serve in an advisory capacity to UK Licensee, and will have the right to receive notice of and participate in the meetings of the board of director of UK Licensee without voting powers.

4.2 APDNA may form a new International consortium of which UK Licensee will have the right to have a representative as a member.



5. Obligations

5.1 UK Licensee will source, solicit, and attract potential customers in the Territory for purchasing. Products either made by UK Licensee using Product Materials or purchased directly from APDNA and UK Licensee shall promote, market, and extend the sale of the Products in the Territory to potential customers in the Territory. UK Licensee shall not bind APDNA to any express or implied legal obligation with any third parties, including UK Licensee's customers, while UK Licensee is utilizing its license under this Agreement. UK Licensee shall market, promote, and resell the Products on its own behalf and not as an agent or representative of APDNA.

5.2 UK Licensee will perform any and all post-sale servicing of any type for customers. APDNA shall not perform any support services to UK Licensee's customers unless all parties agree otherwise in writing.

5.3 If any dispute arises in the Territory involving APDNA under this Agreement, UKLicensee will use its best endeavors to limit the potential damages to APDNA that could be caused by the dispute. Further, UK Licensee will inform APDNA without undue delay of the nature of the dispute and comply with all reasonable directions of APDNA in relation thereto.



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

5.4 Subject to APDNA's prior written approval, UK Licensee shall have the right to sub-license in its Territory in accordance with this Section
         5.4. Specifically, UK Licensee shall have the right to authorize any third party to receive or utilize any benefit derived by UK Licensee under this Agreement. Each such authorization or sub-licensing must be approved by APDNA and any resulting agreement must be co-signed by APDNA. APDNA shall be reasonable with any such request. Any new UK Licensee shall comply in all respects with the same restrictions placed on UK Licensee by APDNA in the original sub- license. Nothing hereunder shall relieve UK License from its obligations under this Agreement, including, but not limited to, its obligations under Section 6.



6.       Indemnity

         Each Party ("Indemnifying Party") will indemnify, defend, and hold the other Party, its officers, successors, assigns, directors, agents, employees, and affiliates ("Indemnity Parties") harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorney fees, costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from the Indemnity Parties, arising out of any third party claim resulting from a breach of this Agreement or performance of its duties and rights hereunder. Promptly after receipt by the Indemnity Parties of a threat of any action, or a notice of the commencement or filing of any action against which the Indemnity Party may be indemnified hereunder, the Indemnity Party shall give written notice thereof to Indemnifying Party. Indemnifying Party shall have sole control of the defense and of all negotiations for settlement of such action. The indemnity provided herein shall not apply if the alleged claim arises from any action or inaction however attributable to Indemnity Parties. UK Licensee specifically indemnifies APDNA from any third party claims resulting directly or indirectly from its marketing and sales of Product to third parties.

7. Product and Product Materials Ordering Procedure, Forecasts, Change Orders and Cancellation



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

7.1 APDNA, within the limitations contained in this Agreement, agrees to use best efforts to sell to UK Licensee, such quantities of Product and Product Materials as UK Licensee may order in accordance herewith.

7.2 Subject to the terms and conditions of this Agreement, APDNA hereby agrees to sell and UK Licensee agrees to purchase the Products and Product Materials during the term of this Agreement.

7.3      UK Licensee agrees to meet the relevant as set forth in Section 1.3 and
         Exhibit 2 attached to this Agreement for each relevant sales period described in Section 1.3 and Exhibit 2. Failure to meet the Minimum Guarantee on any single occasion constitutes a material breach of this Agreement permitting APDNA to terminate this Agreement after written notice has been given to the UK Licensee, provided that upon any such failure to meet the relevant Minimum Guarantee, APDNA may either (i) provide UK Licensee with a period in which to cure such breach, (ii) make the license set forth herein non-exclusive or (iii) otherwise terminate this Agreement, and the decision of APDNA to follow any one of (i) - (iii) s at its sole discretion.

7.4 Approximately thirty (30) Business Days prior to the first calendar day of each calendar month during the term of this Agreement, UK Licensee will provide APDNA with a [six (6)] month forward-looking rolling forecast for internal planning requirements (the "Forecast"). UK
         Licensee shall provide the first of such Forecast three (3) months after the execution date of this Agreement.

7.5 Purchases shall be initiated by UK Licensee's written or electronically dispatched Purchase Orders referencing the quantity, the Product, applicable price, shipping instructions and requested Delivery Dates. All Purchase Orders for Products and Product Materials placed by UK Licensee hereunder shall be governed by the terms and conditions of this Agreement. In the event of a conflict between the provisions of this Agreement and the terms and conditions of UK Licensee's Purchase Order or APDNA's acknowledgement or other written or oral communications, the provisions of this Agreement shall prevail and any such conflicting terms and conditions are hereby rejected. APDNA shall use reasonable efforts to fill orders promptly, but shall not be liable for any damages (consequential or otherwise) to UK Licensee or any third party for failure to fill any orders, or for any delay in delivery or error in filling any orders. APDNA will use its best efforts to accept each Purchase Order issued by UK Licensee. APDNA will ship all Product within the Lead Time set forth therein unless UK Licensee's Purchase Order specifically states a delivery schedule for Product different from such lead time and such delivery schedule is accepted in writing by APDNA.

7.6 Purchase Orders issued by UK Licensee shall, to the extent necessary for APDNA to fulfill the terms thereof, include: (i) description of Products and Product Materials, (ii) quantity of Products and/or Product Materials, (iii) price per unit of Products and Product Materials (iv) total order price, (v) Delivery Date, and (vi) delivery location. Except as otherwise explicitly provided in this Agreement, any changes to or rescheduling of an accepted Purchase Order must be mutually agreed and incorporated into a written Change Order referencing the original Purchase Order.

7.7 Within ten calendar days of its receipt of the Purchase Order, Licensor must send written notice to UK Licensee for acceptance of the order ("Confirmation");

7.8 All Products delivered to UK Licensee shall be FOB (Taipei, Taiwan, or the United States) or other place of shipment as specified in writing by UK Licensee and agreed to by APDNA. APDNA may ship partial orders provided that APDNA notifies UK Licensee and UK Licensee agrees to the partial order prior to shipment. UK Licensee's Purchase Order shall specify the carrier or means of transportation or routing, and APDNA will comply with UK Licensee's instructions. If UK Licensee fails to provide shipping instructions, APDNA shall select the best available carrier, on a commercially reasonable basis.

7.9 Any modification to a Purchase Order shall be made in writing by an authorized representative of UK Licensee ("Change Order") and sent to APDNA, and such Change Order shall be subject to acceptance in writing by APDNA and shall not be binding until such acceptance.

8.      Non-competition and Non-solicitation

8.1 During the term of this Agreement APDNA shall not solicit Customers solely developed by UK Licensee ("the UK customers or approved customers outside of the Region.") Upon any termination of this Agreement, the above restriction shall apply for a period of thirty days with the exception of customers under contract to receive Product from APDNA. APDNA shall be entitled to a detailed and exhaustive list of all contact information of any and all Customers under contract to receive APDNA Products as well as prospective customers with which UK Licensee is negotiating. This list must be delivered to APDNA within five Business Days of the date of termination of this Agreement.

8.2 Customers of the UK Licensee are the sole property of the UK Licensee and are not under any restraints or conditions implied by APDNA and will not be contacted or solicited by APDNA for a period of thirty days following any termination or dissolution of this agreement.

8.3 UK Licensee and APDNA shall not, without the prior written consent from the other party directly or indirectly (including without limitation, through any Affiliate of either party), (i) solicit or request any person who is at the time an employee of or a consultant of the other party to leave the employment of or terminate such person's relationship with that party or (ii) employ, hire, engage or be associated with, or endeavor to entice away from the respected party any such person.

8.4 UK Licensee or APDNA shall not, directly or indirectly (including without limitation, through any Affiliate of either party) (i) solicit any existing customer of either party or any entity that shall have been a customer of that party at any time within twelve (12) months of terminating this agreement to cease doing business in whole or in part with that party (ii) intentionally attempt to limit or interfere with any business agreement or relationship existing between either party and/or its Affiliates with any third party; or (iii) disparage the business reputation of the party (or its management team) or take any actions that are harmful to the party's goodwill with its customers, providers, vendors, employees, the media or the public.

9.     Confidentiality

9.1 UK Licensee shall not use or divulge or communicate to any person (other than those whose province it is to know the same or as permitted or contemplated by this Agreement or with the written approval of the other party or as may be required by law):

         (i)      any Confidential Information ; or

         (ii)     any of the terms of this Agreement

9.2 UK Licensee shall prevent the unauthorised publication or disclosure of any such information, materials or documents and ensure that any person, subject to the written approval of APDNA, to whom the information, materials or documents are disclosed, is aware that the same is confidential and is covered by a similar duty to maintain confidentiality.


9.3 UK Licensee shall ensure that its employees are aware of and comply with the confidentiality and non-disclosure provisions contained in this Section and shall indemnify APDNA against any loss or damage which APDNA may sustain or incur as a result of any breach of confidence by UK Licensee's employees. APDNA also specifically has the right to seek injunctive relief as a remedy to a breach of Article 9.
10.       Reservation of Rights

10.1     APDNA reserves the right at any time:

                  ( i ) to make modifications or additions to the Technology, Product Materials, and Products in respect to any designs as APDNA may in its discretion determine; and such modifications or additions will be automatically granted to the UK Licensee and will be considered an improvement to the licensed product line;

                  (ii) to discontinue selling Product Materials and Products if those products or parts therefore are discontinued or replaced except for those Products and Product Materials accepted to be delivered under a confirmed purchase order;

                  (iii) to require UK Licensee to obtain advance written approval from APDNA on all advertising and promotional material prior to any printing, email distribution or publication. The UK Licensee reserves the right to cease using APDNA advertising or promotional material in respect to the Product Materials and Products if it considers such material to be not in its best interests to use. UK Licensee must notify APDNA, in writing, thirty days in advance, and present APDNA with its alternative advertising or promotional material, and APDNA shall have final approval of such material; and

                  (iv) to require UK Licensee to obtain advance written approval from APDNA prior to Sub-Licensing any of its Territory.



11.      Legal Relationship

11.1 Nothing herein shall contain any facts as to suggest that APDNA and UK Licensee are engaging in a joint venture or partnership. UK Licensee shall have no authority to bind APDNA in any legal obligation. UK Licensee shall only contract with customers on its own behalf.

12.      Termination

         Notwithstanding anything else contained herein, this Agreement may be terminated as set forth

12.1 APDNA may terminate this Agreement if the UK Licensee: (a) sells, assigns, attempts to sell or assign, or ceases to carry on, its main business or the business related to this Agreement unless parties mutually agree otherwise; (b) fails to meet any Minimum Guarantee target (not including the relevant Minimum Guarantee for New Products under Section 1.3, which shall be subject to Section 13.6) during the then current term of the Agreement; or (c) fails to comply with any of its obligations under this Agreement;

12.2 Immediately by APDNA if the control of UK Licensee has been transferred without the prior written approval of APDNA which approval shall not be unreasonably denied;

12.3 Immediately by either if the other party becomes insolvent or starts negotiations about re-composition with its creditors or a petition in bankruptcy is filed by or against it or it makes an assignment for the benefit of its creditors with any proceeding not being dismissed within 60 days thereafter;

12.4 By either party after having given 60 days notice in writing to the other party if the other party breach any of its material obligations under this Agreement and such breach is not cured within the above-mentioned period;

12.5 With regard to the license granted hereunder, UK Licensee shall not be entitled to any compensation or reimbursement for its Fee (whether for loss of distribution rights, goodwill or otherwise) as a result of the termination of this Agreement in accordance with its terms. If, for any reason, the Agreement is terminated, any outstanding royalties will be prorated and paid by UK Licensee within 90 days, upon collection. (See
         Section 7, Indemnity).

12.6 Except as otherwise stated herein, in case APDNA has ground(s) to terminate this Agreement because UK Licensee had failed to meet any Minimum Guarantee target (not including the relevant Minimum Guarantee for New Products under Section 1.3) during the then current term of the Agreement, APDNA (in addition to asserting any legal right and remedy at law or in equity) shall have the right to terminate the Exclusive License granted in this Agreement in which case such Agreement shall remain effective to the extent that UK Licensee shall remain as a non-exclusive licensee (the right to so remain a licensee on a non-exclusive basis being at the sole discretion of APDNA), with the same shipping terms and conditions and the same price for Products for existing Customers as of the date of termination, but price for the Products may be increased by up to 10% for new Customer orders only in year one. Prices may be increased at the sole discretion of APDNA in years going forward. APDNA agrees to act in good faith in making its products competitively priced for the UK Licensee. All other terms and conditions shall be subjected to the Parties' agreement. For the avoidance of any doubt, such right to remain as a non-exclusive licensee shall not be available to UK Licensee in the event that APDNA terminates this Agreement for any other reason specified in this Agreement.

12.7. UK Licensee shall have any time period otherwise set forth herein to remedy/cure any potential breach or violation of terms in this Agreement from the date it receives written notification by courier or US mail. APDNA hereby may grant, in its sole discretion, to UK Licensee a special termination-option to convert its UK Licensee designation to that of a non-exclusive manufacturer in the event of a non-curable breach. As an alternative to forced termination, UK Licensee may, at its own discretion, exercise this option prior to the initiation of termination. UK Licensee shall have this option available, in lieu of termination for any reason and at its sole discretion, to become a non-exclusive manufacturer of APDNA and/or a UK Licensee for the Products and Technology in the Territory on such terms and conditions to be determined by the parties.

13.      Effect of Termination

         Upon the termination of this Agreement:

13.1 All rights and obligations of the parties hereunder shall automatically terminate except for such rights of action as shall have accrued prior to such termination and any obligation which expressly or by implication are intended to come into or continue in force on or after such termination.

13.2 UK Licensee shall, at its own expense, return to APDNA or otherwise dispose of as APDNA may instruct, all technical and promotional materials and other documents and papers whatsoever sent to UK Licensee and relating to the Technology, Product Materials and Products or the business of APDNA (other than correspondence between the parties) and all property of APDNA in UK Licensee's possession or under its control., unless UK Licensee is acting as a non-exclusive sub-licensee.

13.3 Any and all sub-licences granted by UK Licensee must be turned over to APDNA. At its sole discretion, APDNA may allow UK Licensee to maintain its sub-licenses, but decisions will be made on a case by case basis.

13.4 UK Licensee will be entitled to any fees due and or commissions from existing customers for sales consummated for a period on 12 months following the termination of this Agreement.

13.5 If, for any reason, APDNA should lose its exclusivity with Biowell, Biowell shall honor this Sub-License Agreement for the remainder of its term so long as Sub-Licensee meets its Minimum Guarantees, as defined herein, in its Territory.

14.      Exclusion of Liability

14.1 Except as set out in this Agreement or to the extent prohibited by law, all conditions, warranties and representations, expressed or implied by
         (i) statute, (ii) civil code or (iii) otherwise, in relation to any Technology, Product Materials and Products, are excluded by APDNA.

14.2 Except as otherwise provided in this Agreement, APDNA shall not be liable to UKLicensee, whether for negligence, breach of contract, misrepresentation or otherwise, for:

              (a) loss or damage incurred by UK Licensee as a result of third party claims (whether in relation to Intellectual Property Rights or otherwise); or

              (b) indirect or consequential damage suffered by UK Licensee, including, without limitation, loss of profits, goodwill, business opportunity or anticipated saving.

14.3 APDNA shall not be liable for any loss, damages, expenses or liabilities arising from an infringement or claim of infringement of third party rights in the Intellectual Property Rights subsisting in the Technology, Product Materials and Products howsoever arising in connection with this Agreement.

14.4 APDNA warrants that all Products and Product Materials sold by APDNA to UK Licensee under the terms of this Agreement will be materially free from defects in workmanship and materials and substantially conform to the relevant Specifications under normal use and service for a period of 60 days after delivery to the carrier for shipment to UK Licensee. Within five Business Days of UK Licensee's receipt of the relevant Product Materials and Products, UK Licensee shall notify APDNA if any Product Materials or Products contains a material defect in materials or workmanship, or otherwise fails to conform materially to the Specifications during the warranty period. APDNA shall correct, at its own expense, any such defect by repairing such defective Product Materials and Products or, at APDNA's option, by delivering to UK Licensee an equivalent Product Materials and Products replacing such defective Product Materials and Products. APDNA may inspect and verify such alleged defect in the Territory and UK Licensee will need to ship the alleged defective items to the United States or Taiwan within two weeks of making such claims. If the product is found to be defective APDNA will bear the costs of shipping. Such remedies for any breach of warranty as listed in this Section 15.4 shall be the sole and exclusive remedies available to UK Licensee at law or in equity.

14.5 WARRANTY EXCLUSIONS. APDNA SHALL NOT BE LIABLE UNDER ANY WARRANTY IF ITS TESTING AND EXAMINATION DISCLOSES THAT THE ALLEGED DEFECT IN THE PRODUCT OR PRODUCT MATERIAL DOES NOT EXIST OR WAS CAUSED BY UK LICENSEE'S OR ITS END USER'S MISUSE, NEGLECT, IMPROPER INSTALLATION OR TESTING, UNAUTHORIZED ATTEMPTS TO REPAIR, OR BY ACCIDENT, FIRE, LIGHTNING OR OTHER HAZARD. APDNA MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

14.6 APDNA will be liable for the product manufactured by APDNA or Biowell. APDNA will cause such action to take place as necessary that will grant the representative the rights to handle product liability for clients in the territory. UK Licensee's customers are not required to go to licensor directly to file a claim against product liability. UK
         Licensee will handle the liability on behalf of the licensor. All expenses in this matter shall be paid by licensor or licensor's insure.

14.7 EXCEPT FOR THE EXPRESS WARRANTIES CREATED UNDER THIS AGREEMENT AND EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

         In no event shall the aggregate liability of APDNA in connection with this Agreement, or any other materials or services provided under this Agreement, whether arising in contract, tort or under any other legal theory (including, without limitation, negligence or strict liability), exceed the total value of the relevant Purchase Order.

14.8 UK Licensee will not pass through to its retailers or customers or any other third party any warranties made by APDNA or Biowell hereunder and will expressly indicate to its retailers or customers that they must look solely to UK Licensee in connection with any problems, warranty claims or other matters concerning the Product. APDNA will only warrant what claims they have made publicly.

15.      Intellectual Property Rights

15.1 All Intellectual Property Rights, including without limitation patents, designs, utility models, copyrights trade or service marks, Know-How, trade secrets and other proprietary information, in or relating to the Technology, Product Materials and Products and any other products and services related thereto are and shall remain the sole and exclusive property of APDNA and Biowell. UK Licensee shall have no right to obtain or grant any licenses with respect to the Technology, Products, Product Materials, or any other related products or services or any of the Intellectual Property Rights therein or relating thereto, except as set forth herein. Furthermore, UK Licensee may sub license its rights hereunder, with the prior written consent of APDNA.

15.2 UK Licensee shall notify APDNA as soon as it receives any knowledge of any illegal or unauthorized use of any of the Technology and Products or any of the Intellectual Property Rights therein or relating thereto and will assist APDNA (at APDNA's expense) in taking all steps necessary to defend APDNA's rights therein.

15.3 UK Licensee shall not in any way: (a) modify, disassemble, decompile, or reverse engineer the Technology, Product Materials, and Products and any related products supplied hereunder; (b) transfer possession of any Technology, Product Materials, and Products and any related products supplied hereunder to another party, except as expressly permitted herein; or (c) use the Technology, Product Materials, and Products and any related products supplied hereunder in any way not expressly provided for this Agreement. There will be no implied licenses.

15.4 Subject to the express prior written approval of APDNA, Sub- UK Licensee must use the trademarks and logos of both APDNA and Biowell for the sole purpose of marketing, reselling and promoting the Products in the Territory under, and during the term of, this Agreement.

15.5 The provisions of this section 16 will survive the termination of this Agreement.


16.      General


16.1 UK Licensee and APDNA hereby agree to bring any matter not resolved in good faith negotiations before an arbitrator in the State of California. The Parties shall select an arbitrator from a list provided by the American Arbitration Association.


16.2 This Agreement may be executed in any number of counterparts, each of which will be an original but all of which together will form one agreement. Delivery of an executed copy of this Agreement by facsimile transmission will have the same effect as delivery of an original signed counterpart.

16.3 The failure of either party hereto to insist upon the strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of any right hereunder nor shall it deprive that party of the right to insist upon the strict adherence to that term or any other term of this Agreement at some other time.

16.4 UK Licensee, and not APDNA, will be responsible for all taxes and expenses incurred in UK Licensee's business, including UK Licensee's business with APDNA. If UK Licensee is required by law to make any deduction or withholding from any payment due hereunder to APDNA, then, notwithstanding anything in this agreement to the contrary, the gross amount payable by UK Licensee to APDNA, will be increased so that, after any such deduction or withholding for taxes, the net amount received by APDNA will not be less than the amount that it would have received had such deduction or withholding not been required.

16.5 UK Licensee agrees that all rights, commitments, grants, privileges, fees, duties, any value will be automatically granted in whole to the New International Subsidiary at such time as APDNA is ready to Float the International Subsidiary on a recognized exchange of APDNA's choice.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in two copies of which each has received one.

         Applied DNA Sciences, Inc.     G.A. Corporate Finance, Ltd.       Biowell Technology Inc.
                                             (for and behalf of)


         By: /s/ Larry Lee              By: /s/ Fredericck von Nidda       By: /s/ Jun-Jei Sheu

         Lawrence Lee                   Frederick von Nidda, Director      Jun-Jei Sheu

         Title: President &  CEO        Title: CEO                         Title: CEO

         Date:                          Date:                              Date:

Exhibit 1

UK Licensee Territory Application

The Region or Territory:

United Kingdom. In order to be considered UK-based, the entity's corporate office and headquarters must be in the UK regardless of concentration of worldwide sales. APDNA shall be the sole authority for the resolution of cross territorial disputes, in its sole discretion.

Exhibit 2

UK Minimum Guarantee Targets for

Initial Product Line

To maintain the Exclusive License granted in this Agreement by APDNA to UK Licensee, UK Licensee agrees to meet all of the following UK Licensee Minimum Guarantee targets ("SL-MG-Target").

a) During the first anniversary of this Agreement, APDNA must receive at least US$50,000.00 (net of any taxes or fees of any kind) from Purchase Orders placed for Products or Product Materials by UK Licensee.

b) During the second anniversary of this Agreement. APDNA must receive at least US$150,000.00 (net of any taxes or fees of any kind) from Purchase Orders placed for Products or Product Materials by UK Licensee. Alternatively, Licensee may meet this Minimum Guarantee for the second year by paying US$150,000 to APDNA.

c) During the third anniversary of this Agreement, UK Licensee shall increase the Minimum Guarantee amounting to US$300,000.00 (net of any taxes or fees of any kind) from Purchase Orders placed for Products or Product Materials by UK Licensee.

d) During the fourth anniversary of this Agreement, UK Licensee shall increase the third year MG Target by at least twenty per cent to a minimum guarantee of $360,000.00

e) During the fifth anniversary of this Agreement, UK Licensee shall increase the fourth year MG Target by at least twenty per cent to a minimum guarantee of $432,000.00.

f) During the sixth anniversary of this Agreement, APDNA must receive at least US$475,200 (net of any taxes or fees of any kind) from Purchase Orders placed for Products or Product Materials by UK Licensee.

g) During the seventh anniversary of this Agreement. APDNA must receive at least US$522,720.00 (net of any taxes or fees of any kind) from Purchase Orders placed for Products or Product Materials by UK Licensee.

h) During the eighth anniversary of this Agreement, UK Licensee shall increase the Minimum Guarantee amounting to US$574,992.00 (net of any taxes or fees of any kind) from Purchase Orders placed for Products or Product Materials by UK Licensee

i) During the ninth anniversary of this Agreement, UK Licensee shall increase the eighth year MG Target by at least twenty per cent to a minimum guarantee of $632,491.00

j) During the tenth anniversary of this Agreement, UK Licensee shall increase the ninth yearn MG Target by at least twenty per cent to a minimum guarantee of $695,740.00.00.

k) In the event that UK Licensee complies with all of the Minimum Guarantee targets described herein, the Agreement shall be automatically renewed for five calendar years following the Initial Term ("Second Term"). If the UK Licensee continues to maintain its markets and to abide by the terms and conditions of this agreement than the UK Licensee will remain at a minimum the non- exclusive distributor for APDNA`s products and all parties agree to make all reasonable efforts to allow the UK Licensee to remain as the Exclusive UK Licensee in its territories for a period of 20 years.

Exhibit 3

Initial Product Line

(1)   BWACI-C001 Covert AC-Ink-I;

(2)   BWACI-I001 Instant AC-Ink-I;

(3)   BWACI-K001 Instant Ink Detection Kit

(4)   BWACC-C001-I AC-Chip

(5)   BWACC-R001-I AC-Chip Reader

(6)   BWACL-I001 Instant detection DNA Label

(7)   DNA/ACCESS ACCESS Security System

(8) BWACC-M001 DNA Anti-Counterfeiting Identification Chip Module Set (Basic Model)

(9)   BWACC-M002  DNA   Anti-Counterfeiting   Identification   Chip  Module  Set
      (Security Model)

(10)  Applied DNA Textile Marker

Exhibit 4

Minimum Guarantee Targets for

New Products

(Not including Initial Product Line)



         a) During the first eighteen month period, APDNA must receive at least US$100,000.00 (net of any taxes or fees of any kind) from Purchase Orders for each new product from UK Licensee.

         b) During the second year (the twelve months following the eighteen month period) APDNA must receive at least US$150,000.00 (net of any taxes or fees of any kind) from Purchase Orders for each new product from UK Licensee.

         c)       During the third year (the twelve months  following the second year) APDNA must receive at least $300,000.00(net of any taxes or fees of any kind) from Purchase Orders for each new product from UK Licensee.

         d)       During the fourth year (the twelve months  following the third year) APDNA must receive at least $360,000.00 (net of any taxes or fees of any kind) from Purchase Orders for each new product from UK Licensee.

         e)       During the fifth year (the twelve months  following the fourth year) APDNA must receive at least $432,000 (net of any taxes or fees of any kind) from Purchase Orders for each new product from UK Licensee.



   If the UK Licensee achieves these minimum guarantees the new product will fall under the terms and conditions of the original APDNA and UK Sub-License Agreement. If they fail to meet minimum guarantees, APDNA can exercise its right to sell this product directly into the UK market or to sub-license this product to a third party.

Exhibit 5

         Price for Products and Product Materials



(To be provided)

Exhibit 6

Representations and Warranties

(a) UK Licensee, individually, has full power and authority to enter into this Sub-License Agreement, and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) UK Licensee and the Company represent to the other respective party that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company.

(c) UK Licensee further represents to the other respective party that it is an UK Licensee in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. UK Licensee is an accredited investor as such term is defined in Regulation D promulgated under the Securities Act of 1933.

Exhibit 7

 NEW PRODUCT LICENSE APPLICATION



Name of                         Date of         Collaborative Technology
New Product        Code         Application     Product (Yes or No)
-----------        ----         -----------     -------------------


         PRODUCT ADMITTED:   ___________


         PRODUCT DENIED:     ___________


         If Denied, state reason:


         ---------------------------------------------------------------------


         Date New Product Initial Exclusive Term: _________________


                                               Applied DNA Sciences, Inc.         Biowell Technology Inc.

         By:__________________________         By:__________________________      By:__________________________


         Name: _______________________         Name: Larry Lee                    Name: Jun-Jei Sheu


         Title:                                Title:  President                  Title: Chairman & CEO


         Date: ______, 200_                    Date:  ______, 200_                Date:  ______, 200_

Exhibit 8
PROMISSORY NOTE

$2,975,000                                                         July 29, 2003


         FOR VALUE RECEIVED, G. A. Corporate Finance Ltd., the undersigned UK Licensee, a business entity located at 26 Eccleston Square London, SW1V 1NS, England, promises to pay to the order of Applied DNA Sciences, Inc., at 9255 W. Sunset Blvd., Suite 805, Los Angeles, CA 90069 or such other place as the holder may designate in writing to the undersigned, the principal sum of $2,975,000, together with interest thereon from date hereof until paid, at the interest rate of 5% per annum as follows: twenty (20) consecutive quarterly installments of Principal and Interest in the amount equal to the lower of $185,937.50 or 35% of Gross Revenues for that quarter (see breakdown below) due on the final day of the quarter ended, commencing September 30, 2003 and ending June 30, 2008. If a quarterly payment is only partially paid, the unpaid balance of that payment will accrue to the following quarterly payment due without penalty. As long as the Minimum Guarantees are met (see Exhibit 2 of the Exclusive License Agreement) the Promissory Note shall be extended without penalty, through 2013.

Quarterly payments shall be applied first to accrued interest and the balance to principal. Such payments are to be derived from 15% of UK Licensee's quarterly Gross Revenues (including cash, sub-license fees, revenues from sales, etc.). The combined quarterly payment AND the revenue sharing commitment of 20% as defined in paragraph 3.2(iii), shall never exceed 35% of UK Licensee's Gross Revenues. It is acknowledged by the parties that there are no "cost of goods" associates with sub-licensing.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty. Notwithstanding the foregoing, no such prepayment may be made prior to September 30, 2003.

This Promissory Note is assignable by the UK Licensee, G. A. Corporate Finance Ltd., upon written consent and approval of Applied DNA Sciences, Inc.

In the event of termination by the parties, the remaining payments due on this Promissory Note will be cease to be due, however, any existing contracts with customers that are held by UK Licensee, and any Gross Revenues derived therefrom, shall be subject to paragraph 3.2(iii) revenue sharing as outlined in the Exclusive Sub-License Agreement. In case suit or action is instituted to collect this note, or any portion hereof, the maker promises to pay such additional sum, as the court may adjudge reasonable, attorneys' fees in said proceedings. Frederick von Nidda, the authorized signatory for G. A. Corporate Finance Ltd., is hereby indemnified by Applied DNA Sciences, Inc. and shall not be held personally liable on this Promissory Note.

This note is made and executed under, and is in all respects governed by, the laws of the State of Nevada, in the United States of America.

                                G. A. Corporate Finance Ltd.

                                /s/  Frederick von Nidda


                                ------------------------------
                                Frederick von Nidda